Exhibit 99.1

CORPORATE OFFICES • 1600 Harbor Bay Parkway • Alameda, CA 94502 • (510) 747-6000

For more information, contact: Jennifer Doidge 415/318-4107 doidgej@fleishman.com Kristen Lark 510/747-6064 klark@goodguys.com

GOOD GUYS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS

     SAN FRANCISCO - June 24, 2003 — Good Guys (Nasdaq: GGUY) today announced financial results for the first fiscal quarter ended May 31, 2003.

     Good Guys reported a net loss of $8.4 million, or $0.31 per share, compared to a net loss of $4.6 million, or $0.18 per share, in the same period last year. Gross profit margin for the quarter decreased to 27.7 percent from 28.8 percent in the year-ago period, reflecting increased promotional expenses, higher sell-through of discontinued products and increased service costs. Selling, general and administrative expenses decreased by more than $6 million, but increased as a percentage of sales due to lower sales volume.

     As previously reported, comparable store sales decreased 14 percent for the quarter. Net sales for the first quarter were $143.4 million compared to $171.0 million in the same period last year. Prior-period sales included sales from five stores that were closed during 2002 as part of the company’s restructuring program. Good Guys continues to expect negative comparable store sales to continue through the first half of the fiscal year.

     “The impact of the challenging economic and promotional environment on our sales and margins kept us from taking advantage of the significant leverage our lowered cost structure is expected to provide,” said Kenneth R. Weller, chairman and chief executive officer, Good Guys. “However, our success at managing our working capital allowed us to end May with excess availability under our bank line of more than $16 million compared to $11 million at the same time last year. This improved working capital position coupled with continued cost containment efforts will help support our business and enable us to focus resources on driving sales and improving margins.”

     During the quarter, Good Guys reduced its merchandise inventory to reflect current sales volume. The company’s efforts to improve gross margin return on investment (GMROI) through SKU rationalization and more effective supply chain management are also evident in its lower inventory levels.

GOOD GUYS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS, Page 2

     Good Guys will hold a conference call today at 1:30 p.m. Pacific Daylight Time to discuss its first-quarter financial results. Interested parties are invited to listen to the call via a live webcast that can be found in the “About Good Guys” section located at www.goodguys.com. The conference call will be archived online for 30 days.

     Good Guys’ annual meeting of shareholders is scheduled for 10:00 a.m. on Thursday, June 26, 2003, at its corporate headquarters in Alameda, California. All current shareholders are invited to attend. The company’s notice of annual meeting and proxy statement can be found online via the company’s web site.

     With fiscal 2003 sales of $750 million, Good Guys, Inc. is one of the largest specialty retailers of higher-end entertainment electronics in the nation. With our differentiated product selection and friendly, knowledgeable and honest team of product specialists, Good Guys is dedicated to providing entertainment solutions to the West Coast’s early adopters and tech-savvy consumers. Founded in 1973, Good Guys operates 71 stores in California, Nevada, Washington and Oregon. For more information, visit www.goodguys.com.

     To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to, the successful implementation of the Company’s ongoing restructuring program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company’s merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company’s merchandise sales mix, the success of the Company’s modified advertising strategy, the outcome of the Company’s lease renegotiation and termination efforts, and economic conditions.

—tables attached—

GOOD GUYS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS, Page 3

Good Guys, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended

	May 31, 2003	May 31, 2002
(Amounts in thousands, except per share amounts)
Net sales	$143,352	$171,033
Net loss	($8,412)	($4,587)
Net loss per common share
Basic	($0.31)	($0.18)
Diluted	($0.31)	($0.18)
Weighted average shares
Basic	26,973	26,069
Diluted	26,973	26,069

GOOD GUYS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS, Page 4

Good Guys, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended

	May 31, 2003		May 31, 2002

		% of		% of
	Amount	Sales	Amount	Sales

Net sales	$143,352	100.0	$171,033	100.0
Cost of sales	(103,703)	(72.3)	(121,787)	(71.2)

Gross profit	$39,649	27.7	$49,246	28.8
Selling, general and administrative expenses	$(44,913)	(31.3)	$(50,978)	(29.8)
Depreciation and amortization	(2,524)	(1.8)	(2,903)	(1.7)
Store closure expenses	—	0.0	700	0.4

Loss from operations	$(7,788)	(5.4)	$(3,935)	(2.3)
Interest expense, net	(624)	(0.5)	(652)	(0.4)

Net loss	$(8,412)	(5.9)	$(4,587)	(2.7)

Net loss per common share
Basic	($0.31)		($0.18)

Diluted	($0.31)		($0.18)

Weighted average shares
Basic	26,973		26,069

Diluted	26,973		26,069

GOOD GUYS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS, Page 5

Good Guys, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	May 31,	May 31,	February 28,

(Amounts in thousands, except per share amounts)	2003	2002	2003

Assets
Current Assets
Cash and equivalents	$3,065	$2,014	$733
Accounts receivable, net	15,994	26,696	16,324
Merchandise inventories	96,888	106,334	100,867
Prepaid expenses	9,598	7,094	9,794

Total current assets	$125,545	$142,138	$127,718
Property and Equipment
Leasehold improvements	$66,390	$66,078	$66,179
Furniture, fixtures, and equipment	77,548	74,024	77,034
Construction in progress	972	427	942

Total property and equipment, at cost	144,910	140,529	144,155
Less accumulated depreciation and amortization	(104,775)	(94,260)	(102,154)

Property and equipment, net	40,135	46,269	42,001

Other Assets	83	609	686

Total assets	$165,763	$189,016	$170,405

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$37,686	$60,968	$25,601
Accrued expenses and other liabilities:
Payroll	7,631	10,504	7,418
Sales taxes	3,573	4,405	3,401
Store closure	5,530	10,410	6,297
Extended service plan	2,176	3,154	288
Other	18,842	14,606	16,230

Total current liabilities	$75,438	$104,047	$59,235
Revolving Credit Debt	37,399	30,009	50,099
Shareholders’ Equity
Common stock, $.001 par value:
Issued and outstanding	27	26	27
Additional paid-in capital	111,685	110,945	111,418
Retained deficit	(58,786)	(56,011)	(50,374)

Total shareholders’ equity	52,926	54,960	61,071

Total liabilities and shareholders’ equity	$165,763	$189,016	$170,405

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